Exhibit 10.1

EXECUTION VERSION

AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into as of December 8, 2016, by and among Emisphere Technologies, Inc., a Delaware corporation (the “Company”), and (i) MHR Capital Partners Master Account LP, a limited partnership organized in Anguilla, British West Indies (“Master Account”), (ii) MHR Capital Partners (100) LP, a Delaware limited partnership (“Capital Partners (100)”), (iii) MHR Institutional Partners II LP, a Delaware limited partnership (“Institutional Partners II”) and (iv) MHR Institutional Partners IIA LP, a Delaware limited partnership (“Institutional Partners IIA”). Each of Master Account, Capital Partners (100), Institutional Partners II and Institutional Partners IIA shall be referred to herein as a “MHR Fund” and collectively as the “MHR Funds”.

Reference is made to (a) the Senior Secured Loan Agreement, dated as of August 20, 2014, by and among the Company and the MHR Funds (as amended, restated or otherwise modified from time to time, the “Loan Agreement”); (b) the Second Amended and Restated 13% Senior Secured Convertible Notes, dated as of August 20, 2014, by the Company in favor of each of the MHR Funds (the “Convertible Notes”); (c) the Second Amended and Restated Senior Secured Convertible Reimbursement Promissory Notes, dated as of August 20, 2014, by the Company in favor of each of the MHR Funds (the “Reimbursement Notes”); (d) the Second Amended and Restated Senior Secured Convertible Bridge Promissory Notes, dated as of August 20, 2014, by the Company in favor of each of the MHR Funds (the “Bridge Notes”); (e) the Royalty Agreement, dated as of August 20, 2014 by and between the Company and the MHR Funds (the “Royalty Agreement”); (f) the Development and License Agreement, dated as of June 21, 2008, by and among the Company and Novo Nordisk A/S, a Danish corporation (“Novo Nordisk”), as amended by the Amendment to the Development and License Agreement, effective as of November 13, 2008, Side Letter to the Development and License Agreement, dated March 9, 2009, Amendment No. 2 to the Development and License Agreement, effective as of April 26, 2013, Amendment No. 3 to the Development and License Agreement, effective as of October 13, 2015 and Amendment No. 4 to the GLP-1 Development and License Agreement, effective as of December [__], 2016 (“Amendment No. 4”) (as amended, the “GLP-1 License Agreement”); (g) the Development and License Agreement, dated as of December 20, 2010, by and between the Company and Novo Nordisk (the “Insulin License Agreement”) and (h) the Development and License Agreement, dated as of October 13, 2015, by and between the Company and Novo Nordisk (the “Expansion Agreement, and collectively with the GLP-1 License Agreement and the Insulin License Agreement, as each may be amended from time to time, the “Novo Nordisk License Agreements”).

WHEREAS, concurrently herewith, Novo Nordisk, the Company and the MHR Funds are entering into that certain Amendment No. 4, pursuant to which, inter alia, Novo Nordisk agrees to pay to the MHR Funds directly a portion of the royalty payments that would otherwise be paid to the Company pursuant to the GLP-1 License Agreement; and

WHEREAS, concurrently herewith, the Company and the MHR Funds are entering into that certain waiver (the “Waiver”), pursuant to which the MHR Funds agree to, inter alia, waive receipt of certain payments, including the 2015 Novo Nordisk Proceeds (as defined in the Waiver), on the terms and subject to the conditions set forth therein.

NOW THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

SECTION 1. LOAN REDUCTION; ACKNOWLEDGEMENT

(a) The Company and the MHR Funds hereby agree that immediately and automatically upon the First Commercial Sale (as such term is defined in the GLP-1 License Agreement) of a Licensed Product (as such term is defined it the GLP-1 License Agreement) in the United States or the European Union (including the United Kingdom even if the United Kingdom subsequently ceases to be part of the European Union) that would result in any payment to the MHR Funds of any royalty pursuant to Section 1.a, 1.b or 1.c of Amendment No. 4:

(i) the outstanding principal amount of the Loans (as defined in the Loan Agreement) pursuant to the Loan Agreement shall be automatically and irrevocably reduced by an amount equal to $7,000,000 (the “Loan Reduction Amount”), which Loan Reduction Amount may be allocated among the Lenders (as such term is defined in the Loan Agreement) as determined by the MHR Representative (as such term is defined in the Loan Agreement) in its sole discretion, and

(ii) the MHR Funds each agree to irrevocably, absolutely and unconditionally waive any claims against the Company arising in relation to the Loan Reduction Amount and agree to forgive, cancel and discharge the Company from the obligation to repay the Loan Reduction Amount.

(b) Except as specifically provided in Section 1(a) hereof, each of the Company and the MHR Funds irrevocably and unconditionally acknowledge and agree that the Loan Agreement and the underlying financial obligations of the Company under the Loan Agreement remain in full force and effect.

(c) Each of the Company and the MHR Funds acknowledge and agree that any direct or indirect sale, lease, conveyance or other disposition (other than to any Subsidiary of the Company, and assuming a fair market value of at least $50,000) of all or any portion of the Company’s business or assets relating to Designated Products (as such term is defined in the Royalty Agreement), shall constitute an “Asset Sale” as such term is defined in the Loan Agreement and Convertible Notes, for which the consent of the MHR Funds is required pursuant to Section 7(l) of the Loan Agreement and Convertible Notes, respectively.

SECTION 2. RIGHTS OF THE MHR FUNDS UNDER THE NOVO NORDISK LICENSE AGREEMENTS

(a) Royalty Assignment. If the GLP-1 License Agreement is terminated by Novo Nordisk (x) at any time prior to the First Commercial Sale, (y) at any time within thirty (30) months after the First Commercial Sale (such period, the “Marketing Period”) or (z) at any time after the Marketing Period, if there shall have been within one (1) year prior to such termination date (I) a failure to obtain or maintain any Regulatory Approval (as such term is defined in the GLP-1 License Agreement) or (II) any adverse safety or efficacy issues arising in connection with the use of a Licensed Product prior to the termination date that results (whether prior to, on or following the termination date) in either the withdrawal of such Licensed Product from the market or in any action by any Regulatory Authority relating to the License Product, including any action to require any change in the labelling requirements applicable to the Licensed Product, then:

(i) the MHR Funds shall have a right to receive, and the Company shall pay in accordance with this Section 2(a)(i), a royalty of 0.5% on the net sales (but not, for the avoidance of doubt, in respect of any milestone payments) by Novo Nordisk or any of its Affiliates of any single product (including all dosage forms and line extensions thereof) incorporating any of the Company’s proprietary delivery agents for which royalties on net sales are payable (the “Assigned Royalty”) under any (a) Novo Nordisk License Agreement or (b) development and license agreement or similar agreement relating to the development or license of any products containing or utilizing the Company’s proprietary delivery agents for oral administration entered into between the Company and Novo Nordisk or any of their respective Subsidiaries or Affiliates after the date hereof (a “Future License Agreement”), in accordance with the Royalty Assignment Election made by MHR pursuant to Section 2(a)(ii) below;

(ii) The MHR Funds shall, from time to time and at any time, in their sole and absolute discretion, elect which single product under any Novo Nordisk License Agreement or Future License Agreement to which the Assigned Royalty should apply (such election, the “Royalty Assignment Election”). Once the MHR Funds make a Royalty Assignment Election and receive royalties hereunder with respect thereto, such Royalty Assignment Election shall become irrevocable;

(iii) Any royalty due to the MHR Funds pursuant to this Agreement shall only be paid out of funds actually received by the Company or any of its Subsidiaries from Novo Nordisk or any of its Affiliates under the applicable Novo Nordisk License Agreement or Future License Agreement. Within two (2) Business Days following the Company’s or any of its Subsidiary’s receipt of any royalties under the agreement to which the Royalty Assignment Election applies in respect of net sales by Novo Nordisk or any of its Affiliates, the Company shall pay to the MHR Funds the Assigned Royalty in United States dollars by bank wire transfer in immediately available funds to such bank account as shall be designated in writing by the MHR Funds from time to time; and

(iv) The Company shall keep complete and accurate records in sufficient detail to enable the amounts payable pursuant to the Assigned Royalty to be determined. Upon request of the MHR Funds, the Company shall permit an independent certified accounting firm of nationally recognized standing selected by the MHR Funds and reasonably acceptable to the Company, to have access during normal business hours to such records of the Company as may be reasonably necessary to verify the accuracy of the royalty reports of the Company. The review by such accounting firm shall be conducted in confidence, provided that a summary of the results of such review may be shared with the MHR Funds and the Company, who shall also keep such summary in confidence, except as required by applicable law. If such accounting firm concludes that additional amounts were owed to the MHR Funds pursuant to the Assigned Royalty, the

Company shall pay such additional amounts within two (2) Business Days of the date the MHR Funds deliver to the Company such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by the MHR Funds unless such report identifies additional amounts of at least 5% of the total amounts payable hereunder in any calendar year owing under the Assigned Royalty, in which case the Company shall pay all such fees. Promptly upon the entry by the Company into any Future License Agreement, or any amendment to any of the Novo Nordisk License Agreements, the Company shall provide a copy of such agreement or amendment to the MHR Funds.

(b) Audit Rights. Upon the request of the MHR Funds, the Company will promptly (x) exercise any of its rights or options to conduct any audits or similar reviews or examinations granted pursuant to any of the Novo Nordisk License Agreements or any Future License Agreement and (y) share the results of such audit or similar review or examination with the MHR Funds.

SECTION 3. ADDITIONAL COVENANTS

(a) MHR Protective Provisions. At any time when any Novo Nordisk License Agreement or any Future License Agreement is in effect, the Company shall not, and shall cause its Subsidiaries not to, either directly or indirectly, do, or agree to do, any of the following without the prior written consent of the MHR Funds, and any such act or transaction entered into without such prior written consent shall be null and void ab initio, and of no force or effect:

(i) enter into any Future License Agreement;

(ii) terminate any Novo Nordisk License Agreement or any Future License Agreement;

(iii) amend or modify any Novo Nordisk License Agreement or any Future License Agreement in any material respect, provided that any such amendment or modification that in any manner could reasonably be expected to adversely affect any potential benefit to the MHR Funds under any of the rights granted to any of the MHR Funds pursuant to this Agreement shall be deemed to be material for purposes of this Section 3(a)(iii);

(iv) assign or waive any of the Company’s rights under any Novo Nordisk License Agreement or any Future License Agreement;

(v) accept payment from Novo Nordisk pursuant to any Novo Nordisk License Agreement or any Future License Agreement in any form other than cash;

(vi) exercise any audit rights set forth in any Novo Nordisk License Agreement or in any Future License Agreement, including pursuant to Section 7.6 of the Novo Nordisk License Agreements, without providing the MHR Funds with at least thirty (30) days prior written notice;

(vii) sell, lease convey, assign, encumber or otherwise dispose, whether pursuant to a merger, consolidation or otherwise, of any intellectual property owned or controlled by the Company or any of its Subsidiaries that is either licensed to Novo Nordisk or any of its Affiliates pursuant to any Novo Nordisk License Agreement or any Future License Agreement or to which Novo Nordisk or any of its Affiliates has an option to license (whether on an exclusive or non-exclusive basis); or

(viii) by operation of law or otherwise, merge or consolidate with Novo Nordisk or any of its Affiliates, or sell, transfer or lease or otherwise dispose of all or any substantial part of its assets to Novo Nordisk or any of its Affiliates.

(b) Due Performance. The Company and its Subsidiaries shall perform and comply in all respects with all obligations and covenants required by each of the Novo Nordisk License Agreements and any Future License Agreement to be performed or complied with by the Company and its Subsidiaries.

(c) Notices.

(i) The Company shall notify the MHR Funds of the exercise of any rights by Novo Nordisk under any of the Novo Nordisk License Agreements or any Future License Agreements and provide a detailed description of all material terms relating thereto, including, without limitation, (A) the exercise by Novo Nordisk of any option, or the conversion of a Non-Exclusive Option (as defined in the Expansion Agreement) to an Exclusive Option (as defined in the Expansion Agreement) pursuant to Section 2.2 of the Expansion Agreement and (B) the selection by Novo Nordisk of any Carrier (as defined in the Expansion Agreement) as a Non-Exclusive Program Carrier (as defined in the Expansion Agreement) pursuant to the Expansion Agreement, in all cases within two (2) Business Days of such exercise.

(ii) The Company shall promptly, but in any event no more than two (2) Business Days following the date of delivery to, or receipt from, Novo Nordisk, provide to the MHR Funds a copy of all notifications and reports furnished to it from, or provided to, Novo Nordisk pursuant to any of the Novo Nordisk License Agreements or any Future License Agreements.

(iii) The Company shall promptly, but in any event no more than two (2) Business Days after the Company has knowledge thereof, notify the MHR Funds of any material breach of any of its obligations or covenants under any Novo Nordisk License Agreement or any Future License Agreements, and each other event or circumstance that has or could reasonably be expected to result in the Company’s inability to perform any of its obligations or agreements under any Novo Nordisk License Agreement or any Future License Agreements, together with a detailed description of such material breach, event or circumstance, and all actions taken or proposed to be taken in response thereto (any such notice, a “Default Notice”). Upon receipt of any Default Notice, the MHR Funds shall be entitled to take any and all actions reasonably intended to cure any material breach that occurred, or prevent any material breach that may occur as a result of any event or circumstance identified in any Default Notice.

(d) Fees and Expenses. The Company shall pay, promptly, but in no event more than two (2) Business Days following any written request from the MHR Funds, all fees and expenses of the MHR Funds incurred from time to time in connection with the preparation, negotiation, execution and performance of this Agreement, Amendment No. 4 and the Waiver, and the transactions contemplated hereby and thereby, and all fees and expenses in connection with any amendment, consent, waiver or restructuring of any such agreements, and the enforcement of the rights of the MHR Funds under any such agreements, including the fees and expenses of the advisors of the MHR Funds.

SECTION 4. DEFINITIONS. For purposes of this Agreement:

(a) “Affiliate” means, as to any Person, any other Person (i) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; or (ii) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Exchange Act, as is in effect on the date hereof) of 10% or more of any class of the outstanding voting stock, securities or other equity or ownership interests of such Person; provided that notwithstanding anything else herein to the contrary, no member of the MHR Group shall be deemed to be an Affiliate of the Company. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise.

(b) “Business Day” means each day that is not a Saturday, Sunday or other day on which commercial banks located in the State of New York are authorized or required by law to be closed.

(c) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(d) “Person” means any corporation, limited liability company, natural person, firm, joint venture, partnership, trust, unincorporated organization or governmental authority, or any political subdivision, department or agency of any governmental authority.

(e) “MHR Group” means each of the MHR Funds and any Affiliate of any MHR Fund.

(f) “Subsidiary” means (i) as to the Company, any Person in which more than 25% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by the Company or one or more of its Subsidiaries; and (ii) as to any other Person, any Person in which more than 25% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such Person or by one or more of such Person’s Subsidiaries. Unless otherwise specified in this Agreement, references to a Subsidiary refer to a Subsidiary of the Company.

SECTION 5. MISCELLANEOUS

(a) No Modifications, etc. The Company hereby renews, reaffirms, ratifies and confirms the terms and provisions of the Convertible Notes, the Reimbursement Notes, the

Bridge Notes and the Loan Agreement. The Company further acknowledges and agrees that (i) the Convertible Notes, the Reimbursement Notes and the Bridge Notes remain in full force and effect without impairment and without modification and (ii) the Loan Agreement remains in full force and effect without impairment and without modification, except as specifically provided in Section 1 hereof, and that except as specifically provided herein no rights or remedies of the MHR Funds have been waived or shall be deemed to have been waived by virtue of the execution and delivery of this Agreement by the parties hereto.

(b) Successors and Assigns. This Agreement shall inure to the benefit of, be binding upon and be enforceable by and against the parties hereto and their respective successors and permitted assigns. This Agreement is not assignable by the Company to any Person whatsoever without the prior written consent of the MHR Funds and any attempted assignment without such written consent shall be null and void. Any MHR Fund may assign this Agreement to any Person without the prior written consent of the Company.

(c) Arbitration. All controversies, claims, and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved exclusively by final and binding arbitration in New York City. Such arbitration shall be conducted in English by three arbitrators appointed as follows: within 30 days after the alleged breaching party has responded to the non-breaching party’s notice of breach, each of the Company and the MHR Funds shall notify the other in writing of the name of one (1) arbitrator it selects, and the two appointed arbitrators will endeavor within the following 30 days to agree upon a third arbitrator, who shall be the chairman of the arbitral tribunal. The arbitration shall be governed by the laws of the state of New York (without regard to conflict of law principles) and the rules of the American Arbitration Association (“AAA”); provided however that the following rules shall apply, even if they conflict with New York law or the AAA rules: (1) the party seeking to establish a breach shall have the burden of proof; (2) the arbitrators shall have (i) the power to order discovery, including depositions; and (ii) broad powers to fashion appropriate relief, whether monetary damages (including, without limitation, future lost profits) or equitable remedies (including, without limitation, injunctive relief) or both; (3) the arbitrators shall award monetary damages, determined in accordance with this Section 5(c), in the event that the arbitrators determine that the likelihood of commercialization of any product for which royalties may become payable to the Company under any of the Novo Nordisk License Agreements or any Future License Agreement is greater than zero; (4) in fashioning appropriate relief, including future lost profits, the arbitrators shall consider, among other things, (i) the likelihood of commercialization of any product for which royalties may become payable to the Company under any of the Novo Nordisk License Agreements or any Future License Agreement, (ii) the dollar amount of any potential royalties due to the Company and, as a result, the MHR Funds pursuant to Amendment No. 4 or this Agreement, and (iii) the estimated time at which any such payments would be paid; (5) the losing party in any arbitration shall pay all costs of the arbitration, including the arbitrators’ fees and the entirety of the prevailing party’s (or parties’) attorneys’ and expert fees and (6) the arbitrators shall have the power to determine which party is the prevailing party, and which is the losing party, for purposes of payment of costs and fees, and any party who proves a breach of this Agreement may be the prevailing party even without proof of actual damages.

(d) Notices. All notices and other communications given to any party hereto pursuant to this Note shall be in writing and shall be delivered by hand, fax or email (and in the case of fax or email, receipt confirmed immediately via telephone), or mailed first class postage prepaid, registered or certified mail, addressed as follows:

If to the Company, to:

Emisphere Technologies, Inc.

4 Becker Farm Road, Suite 103

Roseland, NJ 07068

Attention: Alan Rubino, President and Chief Executive Officer

Phone: (973) 532-8000

Fax: (973) 422-0125

Email: arubino@emisphere.com

with a copy to:

Lowenstein Sandler LLP

65 Livingston Avenue

Roseland, NJ 07068

Attention: Michael J. Lerner, Esq.

Phone: (973) 597 6394

Fax: (973) 597 6395

Email: mlerner@lowenstein.com

If to the MHR Funds, to:

MHR Fund Management LLC

1345 Avenue of the Americas, 42nd Floor

New York, NY 10105

Fax number: (212) 262-9356

Attention: Janet Yeung

Phone: (212) 262-0005

Fax: (212) 262-9356

Email: jyeung@mhrfund.com

with a copy to:

O’Melveny & Myers LLP

7 Times Square

New York, NY 10036

Attn: David Schultz, Esq.

Phone: (212) 326-2000

Fax: (212) 326-2061

Email: dschultz@omm.com

Each such notice or other communication shall for all purposes be treated as being effective or having been given when delivered, if delivered personally, by e-mail or facsimile with confirmation of receipt or if by overnight courier or, if sent by mail, upon actual receipt.

(e) Specific Performance. The MHR Funds and the Company agree that, in the event that either of them were to violate any provision of this Agreement or fail to perform any obligation under this Agreement in accordance with its specific terms, the other party would suffer irreparable injury, for which there may be no adequate remedy at law. Consequently, the MHR Funds and the Company agree that, in the event of a breach or threatened breach of this Agreement by any party hereto, the other party shall be entitled, in addition to any other remedies to which they may be entitled at law, to equitable relief, including an injunction, to prevent any breaches and to enforce specifically this Agreement’s terms and provisions. The MHR Funds and the Company also agree that any such equitable relief may be sought without the obligation of posting any bond or surety.

(f) Waivers. No failure or delay on the part of the MHR Funds in exercising any right hereunder shall operate as a waiver of, or impair, any such right. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right or of any obligation of the Company shall be effective unless given in writing and executed by the MHR Funds. No waiver of any such right shall be deemed a waiver of any other right hereunder.

(g) Amendment. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

(h) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

(i) Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

(j) Further Assurances. The Company shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the MHR Funds may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

EMISPHERE TECHNOLOGIES, INC.

By: /s/ Alan Rubino
Name: Alan Rubino
Title: President and Chief Executive Officer

[Side Letter Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

MHR CAPITAL PARTNERS MASTER ACCOUNT LP

By:	MHR ADVISORS LLC, its General Partner

By: /s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

MHR CAPITAL PARTNERS (100) LP

By:	MHR ADVISORS LLC, its General Partner

By: /s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

MHR INSTITUTIONAL PARTNERS II LP

By:	MHR INSTITUTIONAL ADVISORS II LLC, its General Partner

By: /s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

MHR INSTITUTIONAL PARTNERS IIA LP

By:	MHR INSTITUTIONAL ADVISORS II LLC, its General Partner

By: /s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

[Side Letter Agreement]